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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                              DATAWORKS CORPORATION
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   237924 10 5
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                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages
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                                       13G
CUSIP NO.  237924 10 5                                         PAGE 2 OF 4 PAGES
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   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          STUART W. CLIFTON
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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                              (b)  [ ]
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   3      SEC USE ONLY
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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
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                                 5     SOLE VOTING POWER

                                       1,096,018(1)
         NUMBER OF            --------------------------------------------------
          SHARES                 6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
 EACH REPORTING PERSON WITH            0
                              --------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       1,096,018(1)
                              --------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,096,048(1)(2)
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   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.9%
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   12     TYPE OF REPORTING PERSON*

          IN
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(1) INCLUDES 29,999 SHARES ISSUABLE UPON EXERCISE OF STOCK OPTIONS EXERCISABLE
WITHIN 60 DAYS OF DECEMBER 31, 1997.

(2) INCLUDES 30 SHARES HELD OF RECORD BY THE REPORTING PERSON'S SON.


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ITEM 1.

(a)  Name of Issuer: DataWorks Corporation ("Issuer")

(b)  Address of Issuer's Principal Executive Offices:

                              5910 Pacific Center Boulevard, Ste. 300
                              San Diego, CA  92121

ITEM 2.

(a)  Name of Person Filing: Stuart W. Clifton

(b)  Address of Principal Business Office or, if none, Residence:

                  5910 Pacific Center Boulevard, Ste. 300
                  San Diego, CA  92121


(c)  Citizenship: United States

(d)  Title of Class of Securities: Common Stock

(e)  CUSIP Number: 237924 10 5

ITEM 3. NOT APPLICABLE.

ITEM 4. OWNERSHIP.

(a) Amount Beneficially Owned: 1,096,048, including 29,999 shares issuable upon exercise of options held by Mr. Clifton which are exercisable within 60 days of December 31, 1997 and 30 shares held of record by the Reporting Person's son.

(b) Percent of Class: 7.9%

(c) Number of shares as to which such person has:

      (i)      sole power to vote or to direct the vote: 1,096,018
      (ii)     shares power to vote or to direct the vote: 0
      (iii)    sole power to dispose or to direct the disposition of: 1,096,018
      (iv)     shared power to dispose or to direct the disposition of:  0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable


                               Page 3 of 4 pages


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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

Not applicable

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           February 17, 1998
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                                           Date

                                           /s/ STUART W. CLIFTON
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                                           Signature

                                           Stuart W. Clifton
                                           -------------------------------
                                           Name/Title


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